Exhibit 16

May 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated May 17, 2002 of VSE Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except for the references to Ernst & Young LLP within the first and last paragraphs.

Very truly yours,


/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP

By
  David F. Hess

cc: Mr. Thomas R. Loftus, CFO, VSE Corporation